EXHIBIT 5

[LAW OFFICES OF IWONA J. ALAMI  LETTERHEAD]

Securities and Exchange Commission
Division of Corporate Finance
Washington, D.C. 20549

         Re: New Pacific, Inc.

Ladies and Gentlemen:

         This office represents New Pacific, Inc., a Nevada corporation (the "Registrant") in connection with the Registrant's Registration Statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement"), which relates to the resale of up to a total of 140,000 shares of common stock by Robert Byman in accordance with a consulting agreement between the Registrant and Mr. Byman (the "Hart Shares"), the resale of up to 3,810 shares by Fran Newman in accordance with an agreement between the Registrant and Fran Newman (the "Newman Shares"), the resale of up to 3,810 shares by Sandra Newman in accordance with an agreement between the Registrant and Sandra Newman (the "Sandra Newman Shares"), the resale of up to 40,000 shares of common stock by Lucy Martin, in accordance with an agreement between the Registrant and Ms. Martin ("Martin Shares"), the resale of up to 13,350 shares by Michael R. Cipolla in accordance with an agreement between the Registrant and Mr. Cipolla (the "Cipolla Shares"), the resale of up to 10,000 by Daniela Reytarek in accordance with an agreement between the Registrant and Ms. Reytarek (the "Reytarek Shares"), the resale of up to 157,800 shares of common stock by Iwona Alami, the Registrant's legal counsel, in accordance with a legal services agreement between the Registrant and Ms. Alami (the "Alami Shares") and the resale of up to 25,730 shares of common stock by Sahra Partida in accordance with an agreement for deferred compensation between the Registrant and Mr. Partida (the "Partida Shares"). For purposes hereinafter, the Byman Shares, the Newman Shares, the Sandra Newman Shares, the Martin Shares, the Cipolla Shares, the Reytarek Shares, the Alami Shares and the Partida Shares are collectively referred to as the "Registered Securities." In connection with our representation, we have examined such documents and undertaken such further inquiry as we consider necessary for rendering the opinion hereinafter set forth.

         For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the applicable agreements and of such other documents, corporate records, certificates of public officials and other instruments relating to the adoption and implementation of the agreements as we deemed necessary or advisable for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, photostatic or conformed copies, and the authenticity of originals of all such latter documents. We have also assumed the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

         Based on the foregoing examination, we are of the opinion that the Registered Securities are duly authorized and, when issued as set forth in the Registration Statement, will be validly issued, fully paid and nonassessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to all references therein to our firm.

         By giving you this opinion and consent, we do not admit that we are experts with respect to any part of the Registration Statement or Prospectus within the meaning of the term "expert" as used in Section 11 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder, nor do we admit that we are in the category of persons whose consent is required under Section 7 of said Act.

                             Law Offices of Iwona J. Alami

                                    /s/ Iwona J. Alami